Exhibit 99. Engagement Letter of Brown, Rogers & Company, P.A.

Brown, Rogers & Company, P.A.
11219 Financial Centre Parkway
Suite 320
Little Rock, AR 72211
501-2253641
FAX 501-225-3699

August 31, 1998

Mr. James J. Connors, Jr.
President and CEO
Consolidated ECO-Systems, Inc.
3201 65 Street
Little Rock, AR 72203

We are pleased to confirm our understanding of the services we are to provide for Consolidated ECOSystems, Inc. for the year ended December 31, 1997. We will audit the balance sheet of Consolidated ECO-Systems, Inc. as of December 31, 1997 and the related statements of income, shareholders equity and cash flows the year then ended.

The objective of our audit is the expression of an opinion about whether your financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principals. Our audit will be conducted in accordance with generally accepted accounting standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this engagement.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. Because of the concept of reasonable assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or other illegal acts may exist and not be detected by us. In addition, an audit is not designed to detect errors, fraud, or other illegal acts that are immaterial to financial statements. However, we will also inform you of any other illegal acts that come to our attention, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or identify reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, during the audit, if we become aware or such reportable conditions, we will communicate them to you.

We understand that you are responsible for making all financial records and related information available


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to us and that you are responsible for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles, and the safeguarding of assets. Management is also responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

Because many computer systems use only two digits to record the year in date fields, such systems may not be able to accurately process dates including the year 2000 and after. The effects of this problem will vary from system and may adversely affect your operations as well as the ability of prepare financial statements. An audit of financial statements conducted in accordance with generally accepted auditing standards is not designed to detect whether your systems are year 2000 compliant. Further, we have no responsibility with regard to your efforts to make your systems year 2000 address, all of the affected systems on a timely basis. These are your responsibilities. However, we may choose to communicate matters that come to our attention relating to the potential effects of the year 2000 on your computer systems.

We understand that your employees will prepare all cash, accounts receivable, and other confirmations we request and will locate any documents selected by us for testing.

As part of our engagement, we will also prepare the federal and state income tax returns for your company for the year ended December 31, 1997.

The audited financial statement should not be used for filing SEC related filings. If the corporation plans any reproduction or publication or our report, or any portion of it, copies of masters' or printers' proof of the entire document shall be submitted to us in sufficient time for our review.

We estimate that our fees for these services will range from $35,000 to $50,000 for the audit and actual time incurred for the tax return. You will also be billed for travel and out-of-pocket costs such as report production, typing, postage, etc. The fee estimate is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the audit. If significant additional time is necessary, we will discuss is with you and arrive at a new fee estimate before we incur the additional costs. Our invoices for these fees will be rendered each week as work progresses and are payable on presentation. In accordance with our firms policies, work may be suspended if your account becomes 15 days or more overdue and will not be resumed until your account is paid in full. If we elect to terminate our services for nonpayment, you will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination.

This agreement will not be accepted by Brown, Rogers & Company, P.A. unless the Company's number of shareholders is below the threshold for SEC filings.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return to us.


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Very truly yours,


/s/ Brown, Rogers & Co., P.A.

This letter correctly sets forth the understanding of Consolidated ECO-Systems, Inc.


/s/ James J. Connors, Jr.
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Office

President/CEO
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Title

9-4-98
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Date


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